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EXHIBIT 11

STATEMENT RE: COMPUTATION OF DILUTED COMMON EARNINGS (LOSS) PER SHARE (In thousands)


                                                                          Years Ended December 31,
                                                   -----------------------------------------------------------------------
                                                           2000                    1999                     1998
                                                   ---------------------    --------------------    ----------------------
Weighted average number of shares                                12,288                  12,014                    12,039
Net effect of dilutive stock options and
    warrants based on the treasury stock
    method (1)                                                       --                      --                        --
                                                  ---------------------    --------------------    ----------------------
Weighted average number of common shares
     and common stock equivalents                                12,288                  12,014                    12,039
                                                  ---------------------    --------------------    ----------------------
Net loss                                                       ($14,419)                ($1,693)                 ($17,448)
Common stock dividend to preferred
    shareholders (2)                                                 --                      --                        (1)
                                                  ---------------------    --------------------    ----------------------
Net loss to common stockholders                                ($14,419)                ($1,693)                 ($17,449)
                                                  =====================    ====================    ======================
Diluted loss per share amount (3)                                ($1.17)                 ($0.14)                   ($1.45)
                                                  =====================    ====================    ======================


(1) Stock options and warrants are excluded from the weighted average number of common shares due to their anti-dilutive effect.

(2) In December 2000, 1999, and, 1998, the Board of Directors approved a Common Stock dividend of 183, 183, and 293 shares to the stockholders of record of Series A Convertible Preferred Stock as of December 15, 2000, 1999, and 1998 that was paid January 2001, 2000, and 1999 respectively. The market value of the common stock distributed was approximately $34, $297 and $1,000 at December 15, 2000, 1999 and 1998, respectively.

(3) The assumed conversion of the preferred stock would have an immaterial effect (less than 1/10 of $.01) in all periods, and therefore that calculation has been omitted.